QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

Subsidiaries of the Company

Quotesmith.com, Inc. (FEIN 36-3299423), a Delaware Corporation

  Owns 100% of: Insure.com, Inc. (FEIN 36-4486024), a Delaware Corporation

  Owns 100% of: Life Quotes Acquisition, Inc. (FEIN 20-0882666), a Delaware Corporation

QuickLinks

  EXHIBIT 21
Subsidiaries of the Company